UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2014

Celladon Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11988 El Camino Real, Suite 650 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-4288

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 12, 2014, in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference, we announced the pricing of an underwritten public offering of 4,000,000 shares of our common stock at $9.50 per share. In addition, we have granted the underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of common stock. The offering is scheduled to close on August 18, 2014, subject to customary closing conditions.

We anticipate using the net proceeds from the offering to fund research and development activities related to our lead product candidate, MYDICAR, including activities related to seeking regulatory approval for MYDICAR and our companion diagnostic for the treatment of systolic heart failure and other indications, for the development of commercial manufacturing capabilities, and for working capital and general corporate purposes.

Credit Suisse Securities (USA) LLC and Jefferies LLC are acting as joint book-running managers for the offering and Stifel, Nicolaus & Company, Incorporated and Wedbush Securities Inc. are acting as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 12, 2014. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, Level 1B, New York, NY 10010, Attn: Prospectus Department, by calling toll free 1-800-221-1037, or by e-mail at newyork.prospectus@credit-suisse.com, or alternatively from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 1-877-547-6340, or by email at Prospectus_Department@Jefferies.com.

Neither the disclosures on this Form 8-K nor the press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Celladon Corporation dated August 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Celladon Corporation

Dated: August 12, 2014

	By:	/s/ Paul B. Cleveland
Paul B. Cleveland
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Celladon Corporation dated August 12, 2014.